EXHIBIT 99.1


                 Healthaxis Announces Fourth Quarter
                 and Full Year 2006 Operating Results

          Significant Financial Measures Continue to Improve


    IRVING, Texas--(BUSINESS WIRE)--March 9, 2007--Healthaxis Inc. (NASDAQ: HAXS), an innovative provider of technology-enhanced, integrated business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three months ending December 31, 2006 and for the full year.

    Fourth Quarter 2006 Financial Highlights

    -- 2006 fourth quarter revenues were $4.3 million, 15% higher than the fourth quarter of 2005. Revenue from transaction fees, license fees, BPO services, and professional services all showed improvement over the prior year's fourth quarter. The improvements were generally the result of new customer implementations, which have added a significant number of participant lives to our systems and solutions. Professional services revenue increased due to a higher number of projects with existing customers. A significant portion of the company's billable professional services relates to customer implementations, for which revenue is deferred to future periods. Deferred revenues increased approximately $80,000 during the fourth quarter of 2006.

    -- The Company reported an $81,000 operating loss in the fourth quarter of 2006 compared to an operating loss of $458,000 in the same quarter of 2005. The improved operating results for the fourth quarter of 2006 are primarily derived from higher revenue combined with lower amortization and depreciation expenses. The lower expenses were partially offset by higher variable costs from larger transaction volumes for data capture and electronic claims, increased personnel costs from the expansion of the company's operations to support new business implementations, and non-cash equity compensation of approximately $28,000. Fourth quarter 2006 results were also negatively impacted by a payment of approximately $81,000 to settle litigation related to employment claims from operations discontinued in 2002.

    -- The Company reported a 2006 fourth quarter net loss of $115,000 ($0.01 per share) compared to a net loss in the fourth quarter of 2005 of $457,000 ($0.08 per share). In the fourth quarter of 2006, the Company generated positive cash flow from operations of approximately $236,000.

    Full Year 2006 Financial Highlights

    -- Revenues for 2006 were $16.7 million, a six percent increase from the $15.7 million reported for 2005. As in the fourth quarter, revenues from transaction fees, license fees, and BPO services each increased in 2006 compared to 2005. For 2006, professional services revenues were lower than for 2005 due primarily to the previously mentioned requirement to defer professional services revenues tied to client implementations. Deferred revenues increased during 2006 by approximately $986,000.

    -- The net loss attributable to common shareholders for 2006 was $526,000 ($0.07 per share) compared to a loss of $2.3 million ($0.44 per share) for 2005. The improved financial results stem from the factors previously described with respect to the fourth quarter, plus higher capitalized startup costs for new customers and lower corporate facility costs resulting from the relocation of the Company's headquarters in June 2005. Partially offsetting these improvements were higher costs for sales and marketing and non-cash equity compensation of approximately $90,000. For comparison purposes, it should be noted that results for 2005 benefited from the elimination of a contingent tax liability totaling $979,000 partially offset by a lease abandonment charge of $537,000 related to moving the company's headquarters.

    -- Increases in the number of shares outstanding in the fourth quarter and full year of 2006 are the result of the conversion of approximately two million shares of preferred stock into shares of common stock on a one-for-one basis. If all remaining preferred shares were converted, the total common shares outstanding would be 8,912,513.

    Review and Outlook

    Commenting on the Company's fourth quarter and full year results, President and Chief Executive Officer, John M. Carradine, said, "We have made good progress in the last twelve months. We have added a significant number of customer lives to our platform and introduced a new offering called the Ultimate TPA, aimed at providing a full suite of back-office services for smaller TPA's, to further that growth. We undertook a major customer implementation to our claims platform in late 2005 and due to an extremely hard working and loyal group of employees we will complete this work in early 2007. As to our financial measures, we have improved across all metrics. Revenue is up from 2005 and the operating loss improved by an even greater amount. We earned an operating profit in the third quarter of 2006 and would have done so again in the fourth quarter if not for a small litigation settlement and non-cash equity compensation charges. We generated positive cash flow from operations in each of the third and fourth quarters of 2006 and when considering our cash balances plus amounts available to draw under lines of credit, we ended 2006 with more liquidity than when we started the year. As we look forward, we are considering multiple ways to accelerate our revenue growth by both increasing the number of customer lives to our systems and expanding the products and services we provide our customers. We continue to balance our growth objectives with controlling costs, but are still focused on ways to accelerate contract closes and implementations. We have accomplished a great deal and look forward to the opportunities in 2007."

    About Healthaxis Inc.

    Healthaxis (NASDAQ: HAXS) is an innovative provider of healthcare payer solutions. By combining technology and services Healthaxis can deliver value to payers and their customers. The company offers fully integrated business process outsourcing and claims administration systems that incorporate advanced technology solutions. Healthaxis' technology is time tested, scalable and offered on an ASP basis. With its Best Shore capability, Healthaxis can offer competitive, high quality BPO services in four locations - Dallas, Texas; Castle Dale, Utah; Montego Bay, Jamaica and Jaipur, India. The Smart Front End(R) enables payers the ultimate flexibility in network re-pricing and delivering to their legacy system a fully edited, clean, pre-priced claim to ensure the highest levels of auto adjudication. Healthaxis' claims administration systems solutions provide an end to end cost competitive solution for all sizes of payers: enrollment, data capture, administration, claims, customer service, print distribution and web services. For information on Healthaxis products and services, call (800) 519-0679 or visit their website at www.healthaxis.com.

    Forward-looking statements:

    Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Risk Factors" in our most recently filed Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.



                   Healthaxis Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations
     (In thousands, except share and per share data) (Unaudited)

                             Three Months Ended   Twelve Months Ended
                                December 31,          December 31,
                             2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
Revenues                      $4,288     $3,725    $16,674    $15,705
Expenses:
   Cost of revenues            3,534      3,265     13,826     14,489
   Sales and marketing           276        346      1,252      1,139
   General and
    administrative               559        558      2,359      2,566
   Reversal of contingent
    tax liability                  -          -          -       (979)
   Lease abandonment
    charge                         -         14          -        537
   Amortization of
    intangibles                    -          -          -         84
                           ---------- ---------- ---------- ----------
Total operating expenses       4,369      4,183     17,437     17,836
                           ---------- ---------- ---------- ----------
Operating loss                   (81)      (458)      (763)    (2,131)
Interest and other income
 (expense), net                  (34)         1        (87)      (120)
Income tax benefit                 -          -        324          -
                           ---------- ---------- ---------- ----------
Net loss                       $(115)     $(457)     $(526)   $(2,251)
                           ========== ========== ========== ==========

                           ---------- ---------- ---------- ----------
Net loss per share of
 common stock                 $(0.01)    $(0.08)    $(0.07)    $(0.44)
                           ========== ========== ========== ==========
   (Basic and diluted)

Weighted average common
 shares used in computing
net loss per share:
   Basic and diluted       8,159,183  6,036,681  7,030,153  5,174,159



                 Healthaxis Inc. and Subsidiaries
               Condensed Consolidated Balance Sheets
    (In thousands, except share and per share data) (Unaudited)

                                           Dec. 31,      Dec. 31,
                                            2006           2005
                                         -----------    -----------
Assets
   Cash and cash equivalents                 $3,362         $4,729
   Accounts and notes receivable, net         2,943          2,256
   Other current assets                         544            628
                                         -----------    -----------
   Current assets                             6,849          7,613
   Property, equipment and software,
    net                                       1,550          1,726
   Goodwill                                  11,276         11,276
   Other assets                               1,643            531
                                         -----------    -----------
   Total assets                             $21,318        $21,146
                                         ===========    ===========
Liabilities and stockholders' equity
   Current liabilities                       $5,294         $4,949
   Long-term debt                               454              -
   Other long-term liabilities                1,248          1,390
   Stockholders' equity                      14,322         14,807
                                         -----------    -----------
   Total liabilities and stockholders'
    equity                                  $21,318        $21,146
                                         ===========    ===========



    CONTACT: Healthaxis Inc.
             Ron Herbert, CFO, 972-443-5000
             rherbert@healthaxis.com